UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2013

West Marine, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502
(State or other	(Commission	(I.R.S. Employer Identification No.)
jurisdiction of incorporation)	File Number)

500 Westridge Drive
Watsonville, California 95076
(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On July 25, 2013, West Marine, Inc. issued a press release announcing its condensed consolidated financial results for the 13-week period (second quarter) ended June 29, 2013 and for the 26-week period ended June 29, 2013. A copy of this press release is attached hereto as Exhibit 99.1.

The press release contains disclosure of Return on Invested Capital (“ROIC”). ROIC is defined as adjusted net income divided by average total capital. Net income is adjusted to exclude interest and fixed rent expense as well as any one-time or unusual items, such as impairment charges and gains or losses on the sale of assets. The exclusions from net income are calculated on an after-tax basis. Total capital is calculated by adding total debt, operating leases capitalized at eight times annual rent expense and total stockholders’ equity, minus cash and cash equivalents. Management believes that ROIC is a meaningful measure of its efficient and effective use of capital. We believe ROIC is an appropriate measure because it is driven by both generation of earnings and the responsible management of our assets, and we also believe it is closely correlated with creating shareholder value. The ROIC reconciliation table contained in the press release also presents ROIC using GAAP amounts.

ROIC is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. Management has reconciled this non-GAAP financial measure to the most directly comparable GAAP financial measure in the tables included in the press release filed as Exhibit 99.1 to this report. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

The information required to be furnished pursuant to Item 2.02 and Exhibit 99.1 of this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, except if we specifically incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

	(a)	Not Applicable.

	(b)	Not Applicable.

	(c)	Not Applicable.

	(d)	Exhibit:

		99.1	Press Release dated July 25, 2013 (furnished pursuant to Item 2.02).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: July 25, 2013	By:	/s/ Thomas R. Moran
Thomas R. Moran
Executive Vice President and
Chief Financial Officer